Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Eastern Virginia Bankshares, Inc. of our report dated February 7, 2006 relating to our audit of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Winchester, Virginia

November 22, 2006

50 South Cameron St. P.O. Box 2560 Winchester, VA 22604 540-662-3417 FAX 540-662-4211	Offices located in: Winchester, Middleburg, Leesburg, Culpeper and Richmond, Virginia Member: American Institute of Certified Public Accountants / Virginia Society of Certified Public Accountants